    As filed with the Securities and Exchange Commission on October 22, 1996

                                                    Registration No. ___________

               =================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------


                            JERRY'S FAMOUS DELI, INC.
             (Exact name of registrant as specified in its charter)

                             12711 Ventura Boulevard
                                    Suite 400
                          Studio City, California 91604
                                 (818) 766-8311

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  California                                          5812                                         95-3302338
        (State or other jurisdiction of                   (Primary Standard Industrial                          (I.R.S. Employer
        incorporation or organization)                     Classification Code Number)                       Identification Number)

                             ----------------------


                     Isaac Starkman, Chief Executive Officer
                            Jerry's Famous Deli, Inc.
                                   Suite 400
                             12711 Ventura Boulevard
                          Studio City, California 91604
                                 (818) 766-8311
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                          Catherine DeBono Holmes, Esq.
                        Jeffer, Mangels, Butler & Marmaro
                            2121 Avenue of the Stars
                                   10th Floor
                          Los Angeles, California 90067
                                 (310) 203-8080
                               Fax (310) 203-0567

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                                PROPOSED                PROPOSED
                                        AMOUNT                  MAXIMUM                  MAXIMUM                   AMOUNT OF
    TITLE OF EACH CLASS OF               TO BE               OFFERING PRICE              AGGREGATE                REGISTRATION
  SECURITIES TO BE REGISTERED         REGISTERED              PER SHARE(1)            OFFERING PRICE(2)                FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par                6,539,166 Shs.               $8.50                   $55,582,911                  $16,843
value (2)
===================================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average high and low market price of the Registrant's Common Stock on October 18, 1996, as quoted in the Nasdaq National Market.

(2)  Which may be sold from time to time by certain Selling Security Holders.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            JERRY'S FAMOUS DELI, INC.

                              CROSS REFERENCE SHEET

                Pursuant to Item 501(b) of Regulation S-K Showing Location in
             Prospectus of Information Required by Items of Form S-3


                           ITEM NUMBER AND HEADING IN                                        LOCATION
                         FORM S-1 REGISTRATION STATEMENT                                   IN PROSPECTUS
                         -------------------------------                                   -------------
1.   Forepart of the Registration Statement and Outside Front        Facing Page; Cross-Reference Sheet; Outside Front Cover Page
     Cover Page of Prospectus................................        of Prospectus

2.   Inside Front and Outside Back Cover Pages of Prospectus.        Inside Front Cover Page of Prospectus; Outside Back Cover
                                                                     Page of Prospectus

3.   Summary Information, Risk Factors and Ratio of Earnings
     to Fixed Charges........................................        Prospectus Summary; Risk Factors

4.   Use of Proceeds.........................................        Use of Proceeds

5.   Determination of Offering Price.........................        Not applicable

6.   Dilution................................................        Not Applicable

7.   Selling Security Holders................................        Selling Security Holders

8.   Plan of Distribution....................................        Outside Front Cover Page of Prospectus; Plan of Distribution

9.   Description of Securities to be Registered..............        Prospectus Summary; Description of Capital Stock

10.  Interests of Named Experts and Counsel..................        Experts

PROSPECTUS

                                6,539,166 Shares

                                      LOGO

                                  COMMON STOCK

         This Prospectus relates to the registration by Jerry's Famous Deli, Inc. (the "Company"), at its expense, of up to a maximum of 6,539,166 shares (the "Selling Security Holder Shares") of the common stock of the Company (the "Common Stock"), for the account of Waterton Management, L.L.C. ("Waterton") and certain of its affiliates and their assignees (the "Waterton Affiliates"), which may be issued upon conversion of up to 19,000 Series B Preferred Shares (the "Preferred Shares") and upon exercise of up to 205,833 warrants (the "Warrants") to purchase one share each of Common Stock. Of the total Preferred Shares and Warrants, 6,000 Preferred Shares and 65,000 Warrants were sold on August 30, 1996 to Yucaipa Waterton Deli Investors, L.L.C. ("Yucaipa"), a Waterton Affiliate, and Waterton holds an option, exercisable by it or a Waterton Affiliate, to purchase 13,000 additional Preferred Shares and 140,833 Warrants. Waterton and the Waterton Affiliates are sometimes collectively referred to herein as the "Selling Security Holders." The Selling Security Holder Shares are not being underwritten and the Company will not receive any proceeds from the sale of the Selling Security Holder Shares. See "Selling Security Holders". Sales of the Selling Security Holder Shares may depress the price of the Common Stock in the market for the Common Stock.

         The Common Stock is traded on the Nasdaq National Market under the symbol "DELI." On October 18, 1996, the last sale price of the Company's Common Stock was $8.50.

 THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" ON PAGES 10-15 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

         The sale of the Selling Security Holder Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holder Shares, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holder Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holder Shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

         The Company intends to furnish the holders of the Common Stock annual reports containing audited consolidated financial statements with a report thereon by independent accountants, and such other periodic reports as the Company may determine to be appropriate or as required by law.

         All expenses incurred in connection with the registration of the Selling Security Shares, which expenses are not expected to exceed $110,000, are being borne by the Company.

                THE DATE OF THIS PROSPECTUS IS ___________, 1996

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996 and Form 10-QA for the quarter ended June 30, 1996; and the Company's Reports on Form 8-K for June 30, 1996, August 30, 1996 and September 9, 1996; amendments to the Form 8-K for June 30, 1996 filed on September 6, 1996 and October 4, 1996; and an amendment to the Form 8-K for September 9, 1996 filed on October 22, 1996.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Christina Sterling, Chief Financial Officer, 12711 Ventura Boulevard, Suite 400, Studio City, California 91604 (Telephone: (818) 766-8311).

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement under the Securities Act with respect to the shares of Common Stock registered hereby. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY

                           The following summary is qualified in its entirety by
the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information, share and per share information in this Prospectus assume
(i) no exercise of options to purchase an aggregate of up to 150,000 shares granted to an investment bank in connection with the Company's initial public offering; (ii) no exercise of warrants for 205,833 shares granted to Yucaipa and available for grant to Waterton or its affiliates; (iii) no conversion of 19,000 Preferred Shares issued to Yucaipa and available for issuance to Waterton; and no exercise of options to purchase an aggregate of up to 2,000,000 shares granted or available to be granted to employees, officers, directors and consultants pursuant to stock options.

                                   THE COMPANY

                           Jerry's Famous Deli, Inc. (the "Company" or "JFD")
was established in 1978 to develop the Jerry's Famous Deli restaurant in Studio City, California. Three additional Jerry's Famous Deli restaurants were opened prior to 1995 in Encino, California (1989), Marina del Rey, California (1991) and West Hollywood, California (January, 1994).

                           On October 20, 1995, the Company completed its
initial public offering of 1,955,000 shares of Common Stock (the "Public Offering"), which resulted in net proceeds of approximately $9,235,800. The Company has used the proceeds to finance the expansion of the Company's operations, including: (i) the acquisition and renovation of a new Pasadena, California restaurant, which opened in February 1996, (ii) the renovation of a new Westwood, California restaurant, which opened in June 1996, (iii) the development of a new Costa Mesa, California restaurant scheduled to open in early 1997, and (iv) the acquisition in July 1996 of two deli-style restaurants, one of which includes a bakery and is located in Sherman Oaks, California, which has remained open and operates under the name "Solley's," and the other of which is located in Woodland Hills, California, which is currently being renovated and is scheduled to open in late 1996.

                           On August 22, 1996, the Company entered an agreement
with Waterton for the purpose of raising additional capital to support further growth. Under the agreement with Waterton, the Company granted Waterton an option, subject to certain conditions, to purchase, directly or through one or more Waterton Affiliates, a maximum of 19,000 Preferred Shares at a purchase price of $1,000 per share and 205,833 Warrants for nominal consideration. The Company completed the sale of 6,000 Preferred Shares and 65,000 Warrants on August 30, 1996, resulting in net proceeds of approximately $5,540,000.
A substantial majority of the proceeds was used in September 1996 for the acquisition of the real property, building and restaurant business of Rascal House, a well known deli-style restaurant in Miami Beach, Florida. The Company intends to continue to operate the restaurant under the name " Wolfie Cohen's Rascal House," and to substantially retain and expand upon the menu and operating format of the restaurant. However, the hours of operation of the restaurant will be expanded, probably to a 24-hour operation, and the restaurant will begin delivery service, taking call-in orders for take out, and begin taking charge cards, all of which were not previously done at Rascal House.

                           All of the restaurants are wholly-owned by the
Company except the Encino restaurant, in which the Company wholly owns one of the co-general partners of the limited partnership which owns and controls the Encino restaurant. The Company plans to make an offer to purchase the Encino restaurant from the limited partnership later this year. With an extensive menu, 24-hour operation and high energy ambiance, the Jerry's Famous Deli restaurants as a group averaged over $6,900,000 in annual sales per location at the four restaurants open for the complete 1995 calendar year.

                           The Company's current objectives are to expand
operations in Southern California and to other areas consistent with the Company's location strategy and market niche. The Company is actively reviewing additional potential locations in California, Nevada and the East Coast.
There is no assurance that the Company's financial or growth objectives can be achieved or that additional capital will be available to finance the Company's business plan. See "Risk Factors."

                           The Company is organized under the laws of the State
of California. The Company's offices are located at 12711 Ventura Boulevard, Suite 400, Studio City, California 91604. Its telephone number is (818)766-8311.


                                                            THE OFFERING
Common Stock offered by the Selling Security Holders:         6,539,166 shares

Common Stock outstanding as of October 18, 1996:              10,386,250 shares

Nasdaq National Market Symbol:                                "DELI"

                     SELECTED FINANCIAL AND RESTAURANT DATA

         The selected financial data presented below for the Company for the years ended December 31, 1995, 1994 and 1993 are derived from the consolidated
(1995) and combined (1994 and 1993) financial statements (hereafter, "consolidated financial statements") of the Company, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data of the Company for the years ended December 31, 1992 and 1991 have been derived from the unaudited combined financial statements of the Company. The selected financial data presented below for Solley's, Inc., of which substantially all of the assets were acquired by the Company on June 30, 1996, for the year ended December 31, 1995, are derived from the financial statements of Solley's, Inc., which have been audited by Coopers & Lybrand L.L.P. The selected financial data presented below for One Hundred Seventy Second Collins Corp. d/b/a Rascal House ("172 Corp.") for the years ended December 31, 1995 and 1994 are derived from the financial statements of 172 Corp., which have been audited by Coopers & Lybrand L.L.P. The Company acquired certain restaurant assets (inventory and property and equipment) and the operations of 172 Corp. and the land and building in which the Rascal House restaurant is located, from a related party to 172 Corp. on September 9, 1996. The consolidated financial data for the Company for the six month periods ended June 30, 1995 and 1996, and the financial data for Solley's, Inc. and 172 Corp. for the six month period ended June 30, 1996, are derived from unaudited financial statements of the Company, Solley's, Inc. and 172 Corp. All of the unaudited financial statement data referred to above, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations. The operating results for the six-month periods ended June 30, 1995 and 1996 are not necessarily indicative of the operating results for the full year. The selected consolidated and combined financial data should be read in conjunction with the financial statements and related notes thereto incorporated by reference in this Prospectus.

THE COMPANY

                     Selected Financial and Restaurant Data

                                                                                                                 Six Months
                                                        Year Ended December 31,                                Ended June 30
                                             ----------------------------------------------------------    --------------------
                                                 1991        1992        1993       1994        1995        1995           1996
                                                 ----        ----        ----       ----        ----        ----           ----
                               (dollars in thousands, except net income per share, pro forma data and restaurant operating data)
Income Statement Data:
Revenues                                     $ 18,222    $ 20,921    $ 20,620    $ 28,649   $    28,030    $ 14,026    $ 15,736
Cost of sales                                   6,653       7,605       7,263      10,019         9,168       4,671       4,883
                                             --------    --------    --------    --------      --------    --------    --------
         Gross profit                          11,569      13,316      13,357      18,630        18,862       9,355      10,853

Operating expenses                              9,168      10,147      10,267      13,689        13,634       6,808       7,499
General and administrative expenses             2,057       1,820       1,917       2,494         2,924       1,560       1,853
Depreciation and amortization expenses            513         675         778       1,152           977         520         652
Restaurant concept discontinuation costs           --          --          --          --           137         137          --
                                             --------    --------    --------    --------      --------    --------    --------
   Total expenses                              11,738      12,642      12,962      17,335        17,672       9,025      10,004
                                             --------    --------    --------    --------      --------    --------    --------
         Income (loss) from operations           (169)        674         395       1,295         1,190         330         849
Interest expense, net                            (148)       (137)       (117)       (222)         (110)       (105)        (47)
Other income (expense), net                        28         (86)         77        (138)         (111)        (59)       (117)
                                             --------    --------    --------    --------     ---------    --------    --------
         Income (loss) before income taxes       (289)        451         355         935           969         166         685
Income tax (provision) benefit(1)                  (2)        (10)        (19)        (22)         (187)        150        (274)
                                             --------    --------    --------    --------      --------    --------    --------
         Net income (loss)                   $   (291)   $    441    $    336    $    913   $       782    $    316    $    411
                                             ========    ========    ========    ========      ========    ========    ========
Net income per common share                                                                                               $0.04
Weighted average shares outstanding                                                                                  10,476,241
Pro forma net income per common share(2)                                                          $0.08
Pro forma weighted average shares
 outstanding(2)                                                                              10,386,250

                     Selected Financial and Restaurant Data

                                                                                                                        Six Months
                                                             Year Ended December 31,                                  Ended June 30
                                           -------------------------------------------------------------------     ----------------
                                                 1991          1992         1993         1994         1995         1995      1996
                                                 ----          ----         ----         ----         ----         ----      ----
The Company, continued            (dollars in thousands, except net income per share, pro forma data and restaurant operating data)

RESTAURANT OPERATING DATA(3):

For restaurants open for the full year:
         Average sales per restaurant      $  7,385,796   $ 6,795,517   $ 6,699,991   $ 7,027,555   $6,922,618
         Average sales per seat            $     22,937   $    19,944   $    19,659   $    20,104   $   19,494
         Average sales per square foot     $      1,070   $       906   $       893   $       951   $      922
         Total number of restaurants open
           at end of each year                        3             3             3             4            4

BALANCE SHEET DATA :

Working capital (deficit)                  $     (1,605)  $    (1,208)  $    (4,215)  $    (4,911)  $    3,845  $ (2.090)  $  (135)
Total assets                               $      4,767   $     5,030   $     7,080   $     7,541   $   18,782  $  9,424   $23,766
Total debt (including current portion)     $      1,845   $       749   $     2,815   $     2,275   $    2,430  $  3,621   $ 7,232
Minority interest(4)                       $        398   $       372   $       192   $       188   $      263  $    194   $   342
Equity (deficit)                           $       (152)  $     1,598   $       172   $       147   $   12,766  $  3,070   $13,164

----------
(1) For the periods prior to January 11, 1995, the Company was classified as an S Corporation, and thus had no tax liability. The Company terminated S Corporation status on January 11, 1995. Accordingly, the conversion from an S Corporation to a C Corporation resulted in the recognition of a deferred tax asset as of June 30, 1995.

(2) Pro forma net income per share was calculated using net income and based on, as if, the 10,386,250 shares of common stock were outstanding for all of fiscal year 1995. The pro forma shares outstanding are based on (i) 7,460,000 shares outstanding at December 31, 1994, (ii) 40,000 shares issued on January 9, 1995, per the terms of a consulting agreement, (iii) 931,250 shares sold through a private placement completed in March 1995 and
     (iv) an additional 1,955,000 shares sold in the Public Offering in October 1995.

(3) Determined as total sales divided by the number of all restaurants open for the full period, total seats, and total square feet. Two restaurants were open for the full year in 1991, three for the full year in 1992, 1993 and 1994 and four for the full year in 1995. However, the West Hollywood restaurant, which opened on January 18, 1994, has been included in the Restaurant Operating Data for 1994 as if it were open for the entire year. Total seats is based upon the typical seating configuration of each restaurant. Seating configurations in each restaurant are subject to change.

(4) The minority interest represents the limited partners share and the other general partner's 5% share of accumulated net income or loss and dividends in the Encino restaurant. From 1989 until April 30, 1996, the minority interest was 80%; beginning May 1, 1996, the minority interest has been 72.45%.

                     Selected Financial and Restaurant Data

                                           Year Ended                Six Months
SOLLEY'S, INC.                            December 31,              Ended June 30,
                                         ------------          ----------------------
INCOME STATEMENT  DATA:                          1995            1995            1996
                                                 ----            ----            ----
                                                        (dollars in thousands)
Revenues                                      $ 7,460         $ 3,776         $ 3,537
Cost of sales                                   2,523           1,257           1,219
                                              -------         -------         -------
     Gross profit                               4,937           2,519           2,318

Operating expenses                              4,195           2,073           2,115
General and administrative expenses               527             324             279
Depreciation and amortization expenses            175              85              87
                                              -------         -------         -------
        Total expenses                          4,897           2,482           2,481

    Income (loss) from operations                  40              37            (163)
Interest expense, net                             (88)            (46)            (39)
Other income, net                                  21              20               1
                                              -------         -------         -------
    Income (loss) before income taxes             (27)             11            (201)
Income tax provision                               (1)             (1)             (1)
                                              -------         -------         -------
    Net income (loss)                         $   (28)        $    10         $  (202)
                                              =======         =======         =======

BALANCE SHEET DATA:

Working capital (deficit)                     $  (134)                        $ (1,334)
Total assets                                  $ 1,151                         $    937
Total debt (including current portion)        $ 1,150                         $  1,108
Equity (deficit)                              $  (453)                        $   (654)




                                                      Year                       Six Months
172 CORP.                                        Ended December 31,              Ended June 30,
                                                ------------------              --------------

INCOME STATEMENT DATA:                          1994           1995           1995          1996
                                                ----           ----           ----          ----
                                                            (dollars in thousands)
Revenues                                      $8,107        $ 7,775         $4,210        $4,255
Cost of sales                                  2,595          2,610          1,383         1,434
                                              ------        -------         ------        ------
    Gross profit                               5,512          5,165          2,827         2,821

Operating expenses                             3,600          3,590          1,852         1,813
General and administrative expenses            1,513          1,536            798           724
Depreciation and amortization expenses            36             45             22            40
                                              ------        -------         ------        ------
    Total expenses                             5,149          5,171          2,672         2,577

    Income (loss) from operations                363             (6)           155           244
Interest income, net                              17             22             12            16
Other income, net                                 21             19             14             6
                                              ------        -------         ------        ------
    Net income*                               $  401        $    35         $  181        $  266
                                              ======        =======         ======        ======

BALANCE SHEET DATA:

Working Capital                               $  591        $   330                       $  621
Total assets                                  $1,088        $   872                       $1,154
Total debt                                        --             --                           --
Equity                                        $  676        $   428                       $  694

----------
* For all periods presented, 172 Corp. was taxed as an S Corporation and, accordingly, no income tax provision was provided.

                     Selected Financial and Restaurant Data
PRO FORMA CONSOLIDATED                                                                172 Corp.                      Pro Forma
                                                                                      ---------                      ---------
                                         The Company   Solley's Inc.                  Year Ended                    Consolidated
                                         -----------   -------------                  ----------                    ------------
                                          Year Ended    Year Ended    Adjustments     December 31,  Adjustments      Year Ended
                                          ----------    ----------    -----------     ------------  -----------      ----------
                                              December 31, 1995       to Solley's        1995       to 172 Corp.   December 31,1995
                                              -----------------       -----------        ----       ------------   ----------------

Income Statement Data:
Revenues                                    $ 28,030       $ 7,460       $  --          $ 7,775       $  --          $ 43,265
Cost of sales                                  9,168         2,523          --            2,610          --            14,301
                                            --------       -------       -----          -------       -----          --------
     Gross profit                             18,862         4,937          --            5,165          --            28,964

Operating expenses                            13,634         4,195          --            3,590       $(238)(d)        21,181
General and administrative expenses            2,924           527       $(233)(a)        1,536        (413)(e)         4,341
Depreciation and amortization expenses           977           175         153(b)            45         198(f)          1,548
Restaurant concept discontinuation
     costs                                       137            --          --               --          --               137
                                            --------       -------       -----          -------       -----          --------
     Total expenses                           17,672         4,897         (80)           5,171        (453)           27,207
                                            --------       -------       -----          -------       -----          --------
     Income (loss) from operations             1,190            40         (80)              (6)        453             1,757
Interest income (expense), net                  (110)          (88)         91(c)            22          --               (85)
Other, net                                      (111)           21          --               19          --               (71)
                                            --------       -------       -----          -------       -----          --------
     Income (loss) before income taxes           969           (27)        171               35         453             1,601
Income tax provision                            (187)           (1)         --               --        (194)(g)          (382)
                                            --------       -------       -----          -------       -----          --------
     Net income (loss)                      $    782       $   (28)      $ 171          $    35       $ 259          $  1,219
                                            ========       =======       =====          =======       =====          ========

Pro forma net income per common
     share                                     $0.08                                                                    $0.11
Pro forma weighted average shares
     outstanding                          10,386,250(j)                                                            10,451,250(h)





PRO FORMA CONSOLIDATED                 The Company      Solley's Inc.                  172 Corp.                    Pro Forma
----------------------                 -----------      -------------                  ---------                    ---------
                                  Six Month Period    Six Month Period            Six Months Period  Adjustments   Consolidated
                                  ----------------    ----------------            -----------------  -----------   ------------
                                               Ended June 30,        Adjustments    Ended June 30,    to 172     Six Months Period
                                               --------------        -----------    --------------    ------     -----------------
                                                    1996              to Solley's        1996          Corp.    Ended June 30, 1996
                                                    ----              -----------        ----          -----    -------------------
Income Statement Data:
Revenues                               $     15,736         $  3,537      $  --         $ 4,255         $  --         $ 23,528
Cost of sales                                 4,883            1,219         --           1,434            --            7,536
                                       ------------         --------      -----         -------         -----         --------
    Gross profit                             10,853            2,318         --           2,821            --           15,992

Operating expenses                            7,499            2,115         --           1,813          (119)(d)       11,308
General and administrative expenses           1,853              278       (118)(a)         724          (147)(e)        2,590
Depreciation and amortization expenses          652               87         77 (b)          40            81 (f)          937
                                       ------------         --------      -----         -------         -----         ------
    Total expenses                           10,004            2,480        (41)          2,577          (185)          14,835
                                       ------------         --------      -----         -------         -----         --------
    Income (loss) from operations               849             (162)        41             244           185            1,157

    Interest income (expense), net              (47)             (39)        41 (c)          16            --              (29)
Other, net                                     (117)               1         --               6            --             (110)
                                       ------------         --------      -----         -------         -----         --------
    Income (loss) before income taxes           685             (200)        82             266           185            1,018
Income tax provision                           (274)              (1)        --              --          (180)(g)         (455)
                                       ------------         --------      -----         -------         -----         --------
    Net income (loss)                  $        411         $   (201)     $  82         $   266         $   5         $    563
                                       ============         ========      =====         =======         =====         ========

Net income per common share            $       0.04
Common shares outstanding                10,541,241
Pro forma net income per common share                                                                                 $   0.05
Pro forma weighted average
    shares outstanding                                                                                              10,451,250(h)

Balance Sheet Data :
Working capital (deficit)              $       (135)        $     79      $ (54)(k)     $   102         $  535(l)     $    527
Total assets                           $     23,766(i)      $    684      $(684)(k)     $   172         $5,368(m)     $ 29,306
Total debt (including current portion) $      7,232               --         --              --             --        $  7,232
Equity                                 $     13,164               --         --              --         $5,540        $ 18,704

                   SELECTED FINANCIAL AND RESTAURANT DATA

(a) Total compensation and benefits for the prior owner of Solley's in the amounts of approximately $233,000 and $118,000 for the twelve and six months, respectively, have been eliminated.

(b) Includes amortization of goodwill of $73,000 and $37,000 and of the covenant not to compete of $80,000 and $40,000 for the twelve and six months, respectively.

(c) Since no debt or other liabilities of Solley's were assumed by the Company, interest expense of $91,000 and $41,000 for the twelve and six months, respectively, has been eliminated.

(d) Rent expense paid to the partnership which owned the real property, in the amounts of approximately $238,000 and $119,000 for the twelve and six months, respectively, has been eliminated.

(e) Compensation to the prior owners of 172 Corp. in the amounts of approximately $413,000 and $147,000 for the twelve and six months, respectively, has been eliminated.

(f) Includes amortization expense of goodwill of $59,000 and $29,000, amortization expense of the covenant not to compete of $92,000 and $46,000 and depreciation expense of $92,000 and $46,000 for the twelve and six months, respectively. Depreciation expense of $45,000 and $40,000 taken by 172 Corp. for the twelve and six months, respectively, has been eliminated.

(g) Assumes the provision for income taxes is based on a 40% effective income tax rate, based on adjusted 172 Corp. income.

(h) Includes 65,000 common shares from the treatment of a warrant as a common stock equivalent.

(i) At June 30, 1996, the Company included the purchase price of Solley's under "Acquisition deposit in escrow," a long-term asset.

(j) Based on, as if, the 10,386,250 shares of common stock were outstanding for all of fiscal year 1995. The pro forma shares outstanding are based on (i) 7,460,000 shares outstanding at December 31, 1994, (ii) 40,000 shares issued on January 9, 1995, per the terms of a consulting agreement,
    (iii) 931,250 shares sold through a private placement completed in March 1995 and (iv) an additional 1,955,000 shares sold in the Public Offering in October 1995.

(k) The change in working capital reflects the $54,000 decrease in inventory acquired. The change in total assets reflects: (i) the $2,543,000 decrease in "Acquisition deposit in escrow;" (ii) the allocation of the $2,543,000 cash purchase price; and (iii) the reductions of $79,000 in inventory acquired and $605,000 in property and equipment acquired. The cash purchase price of $2,543,000 reflected under the Company's long-term asset caption "Acquisition deposit in escrow," was allocated to the following based on their fair value on the date of acquisition: $25,000 to inventory;
    $667,000 to property and equipment; $400,000 for the covenant not to compete which will be amortized on a straight-line basis over five years; $110,000 for deposits to the landlords; and the balance to goodwill which will be amortized on a straight-line basis over 18 years. Other than the inventory and property and equipment, no other assets were acquired. In addition, no debt or other liabilities were assumed from Solley's. Since funding for the purchase came from the proceeds of the Company's October 1995 Public Offering and earlier bank borrowings, reflected under the Company "Long-term debt and other liabilities" caption, no additional debt was incurred.

(l) The change in working capital reflects: (i) the net increase in cash and cash equivalents as a result of net proceeds received from the issuance of 6,000 shares of 8% convertible preferred stock to Yucaipa on August 30, 1996 of approximately $5,540,000 less the net purchase price of $4,924,000 for the acquisition of certain assets of 172 Corp. and a related party;
    (ii) the $52,000 decrease in inventory; and (iii) the $29,000 decrease in other current assets.

(m) The change in total assets reflects the net change in cash and cash equivalents (as described in footnote (l) above) and the purchase price of $4,924,000 for the acquisition of certain assets of 172 Corp. and a related party, less an adjustment of $172,000 for inventory and fixed assets acquired from 172 Corp. The purchase price of $4,924,000 was allocated to the following: $50,000 in inventory; a $29,000 reduction to prepaid property taxes; $1,064,000 to land; $1,300,000 to building and $594,000 to building improvements, property and equipment which are depreciated on a straight-line basis over 30 and four years, respectively; $184,000 for a covenant not to compete, which is amortized on a straight-line basis over two years; and the balance to goodwill, which is amortized on a straight-line basis over 30 years. Other than inventory and land, building, building improvements, property and equipment, no other assets were acquired. In addition, no debt or other liabilities were acquired from 172 Corp. or the related party.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT. THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

         LIMITED OPERATING HISTORY WITH MULTIPLE RESTAURANTS. The Company was founded in 1978 with the opening of its Studio City restaurant. Three additional restaurants were opened in 1989, 1991 and 1994, respectively, and have each been in operation for over two years. Two additional restaurants were opened in February and June 1996, respectively, two additional restaurants (Solley's) were acquired as of June 30, 1996, and one additional restaurant (Rascal House) was acquired September 9, 1996. Accordingly, the Company has a limited operating history in its current size and configuration, and there is no assurance that such restaurants, or the Company as a whole, will be profitable in the future.

         LACK OF DIVERSIFICATION. At the present time, the Company intends to invest only in restaurants based on the Jerry's Famous Deli concept. As a result, changes in consumer preferences, including a change in consumer preferences for restaurants of the type to be operated by the Company, may have a disproportionate and materially adverse impact on the Company's business and its operating results.

         POSSIBLE NEED FOR ADDITIONAL FINANCING. Management believes that the proceeds of the October 1995 Public Offering, the August 1996 sale of the Preferred Shares and proceeds from any future sales of the remaining authorized Preferred Shares, along with the funds anticipated to be generated from the Company's operations will be sufficient to fund the Company's cash requirements for at least the next 12 months. This estimate is based on certain assumptions, including certain assumptions as to the Company's revenues, net income and other factors, and there is no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, additional expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could make the Company's existing capital and the funds anticipated to be generated from the Company's operations insufficient to fund the Company's operations and expansion plans for the next 12 months. Management may also determine that it is in the best interest of the Company to expand more rapidly than currently intended. In any case, additional financing may be required. There is no assurance that the Company will be able to obtain such additional financing, or that such additional financing will be available on terms acceptable to the Company and at the times required by the Company. Failure to obtain such financing may adversely impact the growth, development or general operations of the Company. If, on the other hand, such financing can be obtained, it will most likely result in additional leverage or dilution of existing shareholders.

         UNCERTAIN ABILITY TO MANAGE GROWTH AND EXPANSION. In order to achieve growth, Management believes that the Company must develop new restaurants. The Company's expansion plan calls for the addition of several new restaurants per year. Management does not have experience opening restaurants at the current expansion plan rate. The Company's ability to successfully expand will depend on a number of factors, including without limitation, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construction firms, some of which are beyond the control of the Company. There is no assurance that the Company will be able to open any new restaurants, or that any new restaurants will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

         LIMITATIONS AND VULNERABILITY AS A RESULT OF GEOGRAPHIC CONCENTRATION. Because all of the Company's current restaurants (other than the recently acquired Rascal House in Florida) are located in

Southern California, the Company is vulnerable to the Southern California economy, which has experienced adverse results in recent years. In addition, since the Company's operating experience is limited to Southern California, there is no assurance that the Jerry's Famous Deli concept will be successful in other geographic areas if or as the Company expands its geographic reach. For example, the Company's experience with construction and development outside the Los Angeles metropolitan area is limited, which may increase associated risks of development and construction as the Company expands outside this area. Expansion to other geographic areas may require substantially more funds for advertising and marketing since the Company will not initially have name recognition or word of mouth advertising available to it in areas outside of Southern California. The centralization of the Company's management in Southern California may be a problem in terms of expansion to new geographic areas, since the Company may suffer from lack of experience with local distributors, suppliers and consumer factors and from other issues as a result of the distance between the Company's main headquarters and its restaurant sites. These factors could impede the growth of the Company.

         SIGNIFICANT RESTAURANT INDUSTRY COMPETITION. The restaurant industry is intensely competitive with respect to price, service, location, ambiance and quality, both within the casual dining field and in general. As a result, the rate of failure for restaurants is very high and the business of owning and operating restaurants involves greater risks than for businesses generally. There are many competitors of the Company in the casual dining segment that have substantially greater financial and other resources than the Company and may be better established in those markets where the Company has opened or intends to open restaurants. There is no assurance that the Company will be able to successfully meet its competition.

         DEPENDENCE UPON CONSUMER TRENDS. The Company's restaurants are, by their nature, dependent upon consumer trends with respect to the public's tastes, eating habits (including increased awareness of nutrition), and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters, and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect the Company and its operations.

         DEPENDENCE ON KEY PERSONNEL. The Company believes that the development of its business has been, and will continue to be, highly dependent on Isaac Starkman, the Chairman of the Board and Chief Executive Officer of the Company. In addition, any outstanding balances under the Company's $2.5 million loan with Bank of America become immediately due and payable upon the death of any principal officer or majority shareholder. Isaac Starkman is currently 58 years old. Mr. Starkman has an employment agreement which requires that he devote a substantial majority of his time to the Company; however, he does have, and will continue to have, limited involvement with certain concession and souvenir businesses in New York, and other business ventures, each unrelated to the Company and its business. Guy and Jason Starkman, Vice Presidents of the Company, are currently 25 and 22 years old, respectively. The Company has obtained key man life insurance of $2,000,000 face amount on Isaac Starkman and $1,000,000 on Guy Starkman. However, especially in light of Guy and Jason Starkman's relative youth, if Isaac Starkman's services become unavailable for any reason, it could affect the Company's business and operations adversely.

         DILUTION TO HOLDERS OF COMMON STOCK UPON CONVERSION OF PREFERRED SHARES AND WARRANTS. Each Preferred Share is convertible into shares of Common Stock at a conversion price equal to a 17% discount from the average market price of the Common Stock for the five days preceding the conversion, provided that the maximum conversion price is $6.00 per share and the minimum conversion price is $3.00 per share. The Warrants are exercisable at a price of $1.00 per share. If the Common Stock is trading at a per share price in excess of $6.00 per share on the date(s) that Preferred Shares are converted and/or the Warrants are exercised, it may cause substantial dilution to the holders of Common Stock.

         POSSIBLE HIGHER COSTS UNDER EXISTING RELATED PARTY LEASES. The Company currently leases its Westwood restaurant building and eight adjacent parking spaces, along with three parking lots and a 1,200 square foot building adjacent to its West Hollywood restaurant, from The Starkman Family Partnership ("The Starkman Family Partnership"), an entity controlled by Isaac Starkman, the controlling beneficial shareholder of the Company. There is no assurance that the leases between The Starkman Family Partnership and the Company are as favorable as the Company could have obtained from an unaffiliated third party. These leases were not negotiated at arm's length and Isaac Starkman, the controlling beneficial shareholder and the Chief Executive Officer of the Company, had a conflict of interest in negotiating these transactions. In addition, several of the leases are subject to renewal at their then fair market value, which could involve substantial increases, depending upon the real estate leasing market at the time of renewal of each of such leases. In the future, the Company will not lease new restaurant sites or facilities or renew existing leases from The Starkman Family Partnership or other affiliated persons or entities unless the terms of the lease have been approved by the Company's independent directors and deemed at least as favorable as would be available from a non-affiliated third party by an independent national or regional real estate evaluation firm or commercial leasing firm in a written opinion.

         CERTAIN DISCONTINUED RESTAURANT CONCEPTS HAVE BEEN UNSUCCESSFUL. Certain other restaurant operations established by Isaac Starkman, the controlling beneficial shareholder of the Company, have not met with success. In November 1984, Isaac Starkman established a casual dining restaurant named Starky's, which combined a deli operation with pizza parlor and arcade at the top of the Beverly Center, a large shopping mall in Los Angeles, California. Starky's had no street visibility, and due to its location in an enclosed mall, had restricted hours of operation and problems with hygienic conditions at the mall which were outside of Management's control. A lawsuit was filed by Starky's primarily related to the landlord's property maintenance which resulted in a settlement subject to a confidentiality agreement and the closing of the restaurant in December 1992. In addition, Jerry's Famous Pizza, a 2,300 square foot pizza restaurant in Sherman Oaks, California ("Jerry's Famous Pizza"), operated by Pizza by the Pound, Inc., a wholly-owned subsidiary acquired by the Company on January 12, 1995, was not profitable. Jerry's Famous Pizza had been in operation since May 1989 and operated at a net loss. The Company nonetheless acquired the operation based on the belief that the one existing operation was not performing well due to its limited exposure and access unique to its mall location. Management believed that this facet could be corrected by developing additional Jerry's Famous Pizza operations in more favorable locations. In addition, prior to the private placement of stock by the Company in January of 1995, the Company was wholly-owned by The Starkman Family Trust. Isaac Starkman was the Chief Executive Officer of the Company, a 50% owner of Pizza by the Pound, Inc. and Co-Trustee of The Starkman Family Trust. Ami Saffron was Director of Operations and Procurement of the Company and a 50% owner of Pizza by the Pound, Inc. Mr. Starkman, Mr. Saffron and counsel to the Company believed it would be inappropriate for the Company to sell shares of the Company to non-affiliated persons who would become minority shareholders of the Company while Mr. Starkman and Mr. Saffron owned and operated a separate restaurant business outside the Company. Thus, on January 12, 1995, the Company acquired all of the shares of Pizza by the Pound, Inc. Management believed that Jerry's Famous Pizza represented a strong concept for profitable expansion. However, as the Company decided to offer shares to the public, and after evaluating advice of its professional advisers and the nature of the market for public company restaurant stocks, Management determined that it was in the interest of shareholder value that the Company focus on its core business of high volume deli style restaurants rather than confuse the financial markets' perception of the Company by developing comparatively low volume restaurants in the fast food pizza segment. As a result, the Company ceased operations of Jerry's Famous Pizza.

         INCREASES IN FOOD COSTS. Among various other factors, the Company's profitability is highly sensitive to changes in food costs, which sensitivity requires Management to be able to anticipate and react to such changes. Various factors beyond the Company's control, including adverse weather, labor strikes and delays in any of the restaurants' frequent deliveries, may negatively affect food costs, quality and availability. While in the past, Management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

         INCREASE IN MINIMUM WAGE. On August 20, 1996, President Clinton signed legislation which will increase the federal minimum wage from $4.25 an hour to $4.75 effective October 1, 1996, and again to $5.15 effective September 1, 1997. In addition, a California initiative is pending on the November ballot that proposes another two-step increase making the state minimum wage $5.75 an hour by early 1998. Approximately one-third of employees working in restaurants operated by the Company receive salaries equal to the federal minimum wage and an increase in the minimum wage is expected to increase the operating expenses of the Company.

         SECURITY CONCERNS AND EXPENSES AT RESTAURANT SITES. In light of, among other things, the 24-hour operation of the Company's restaurants, security for patrons and workers at restaurant locations is an ongoing and increasing concern and expense. The Company has previously had criminal incidents at its restaurants, some of which have resulted in lawsuits. There is no assurance that there will not be any additional problems at any of the locations. The Company maintains its own security personnel at each location. The Company also maintains general liability insurance.

         POTENTIAL UNINSURED LOSSES. The Company has comprehensive insurance, including general liability, fire and extended coverage, which the Company considers adequate. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane and flood losses. While the Company currently maintains limited earthquake coverage, it may not be economically feasible to do so in the future. Since the Company's operations are currently concentrated in one area of Southern California, the Company has had temporary interruptions in its operations due to such hazards in the past. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants. If such a loss should occur, the Company would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. There is no assurance that any insurance coverage maintained by the Company will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company's ability to economically obtain or maintain such insurance.

         POTENTIAL "DRAM SHOP" LIABILITY. Restaurants in California and most other states are subject to "dram shop" laws, rules and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company has limited amounts of liquor liability insurance and intends to maintain liquor liability insurance as part of its comprehensive general liability insurance which it believes should be adequate to protect against such liability, there is no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of the Company's current insurance coverage would have a materially adverse effect on the Company and its operations. The failure or inability of the Company to maintain or increase insurance coverage could materially and adversely affect the Company and its operations. In addition, punitive damage awards are generally not covered by such insurance. Thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants.

         TRADEMARK AND SERVICE MARK RISKS. The Company has not had a challenge to its use of the "Jerry's" service mark as of this time. However, to date, the Company has used the service mark only in Southern California. In addition, the Company has not secured clear rights to the use of the "Jerry's" service mark or any other name, service mark or trademark used in the Company's business operations, other than "JFD," in connection with restaurants. There are other restaurants using the name "Jerry's" throughout the United States, and use of the service mark or any other name, service mark or trademark in the Company's business operations, other than "JFD," may be subject to challenge.

         EFFECTS OF COMPLIANCE WITH GOVERNMENT REGULATION. The Company is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each of the Company's restaurants is and shall be subject to licensing regulation and reporting requirements by numerous, governmental authorities which may include alcoholic beverage control, building, land use, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given restaurant or limit, as with the inability to obtain a liquor or restaurant license, its products and services available at a given restaurant. Any problems which the Company may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions.

         HIGHER COSTS ASSOCIATED WITH POTENTIAL HEALTH CARE REFORM. The Company currently pays a portion of the health insurance coverage for its managerial and certain non-managerial restaurant personnel and more extensive health coverage for its corporate staff employees. Many proposals being discussed at the state and federal level for universal or broadened health care coverage could impose costly requirements to provide additional coverage, which could adversely impact the Company. At the present time it is unclear what, if any, reforms in health care coverage will be adopted at the federal or state level.

         INCREASED CORPORATE TAX AFTER SUBCHAPTER S TERMINATION. The Company was an S corporation from its organization until January 10, 1995. As an S corporation, the Company's shareholder, not the Company, paid federal income taxes on the profits of the Company. In addition, the Company's shareholder paid California state income taxes on the profits of the Company and the Company paid California state income taxes on the profits of the Company at a significantly reduced rate. On January 11, 1995, the Company became a C corporation, liable for federal income taxes and California state income taxes at a significantly higher rate. If the Company had been subject to federal income tax, in addition to higher California state income taxes for 1994, for example, Management estimates that net income would have been reduced by approximately $383,000. Taxation as a C corporation will generally decrease net income of the Company versus taxation as an S corporation as a result of the income tax expense on a going forward basis.

         LIMITED CONTROL AND INFLUENCE ON THE COMPANY. The current officers and directors, including the controlling beneficial shareholder, of the Company in the aggregate, directly or beneficially, currently own approximately 64.4% of the total outstanding Common Stock. In addition, three out of five directors are members of the Starkman family. As a result, these individuals are in a position to materially influence, if not control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future shareholders may have on the Company.

         POTENTIAL ADVERSE IMPACT OF THE LACK OF SHAREHOLDER GUARANTEES IN THE FUTURE. Prior to the completion of the Public Offering, numerous leases and other obligations of the Company have been obtained with the additional security of a personal guarantee from Isaac Starkman, the controlling beneficial shareholder of the Company, and, in certain cases, his spouse or affiliated family trusts. In the future, Mr. Starkman is not obligated to, and does not intend to, provide such personal guarantees. The lack of such guarantees may adversely affect the Company's ability to obtain financing or other commitments from landlords, banks or others.

         NO DIVIDENDS. It is the current policy of the Company that it will retain earnings, if any, for expansion of its operations, remodeling of existing restaurants and other corporate purposes and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future.

         POTENTIAL INFLUENCE ON THE MARKET OF THE BOSTON GROUP, L.P. A significant number of the shares of the Common Stock currently outstanding were sold to clients of The Boston Group, L.P. ("TBG"), which acted as lead underwriter of the Public Offering. Although TBG currently makes a market in the Common Stock, it has no legal obligation, contractual or otherwise, to continue to do so. The prices and liquidity of the Common Stock may be significantly affected by the degree, if any, of TBG's participation in the market for the Common Stock. There is no assurance that the market activities of TBG will continue in the future.

         POSSIBLE ADVERSE IMPACT ON MARKET PRICE OF FUTURE SALES OF SHARES ISSUED UPON CONVERSION OF PREFERRED SHARES OR EXERCISE OF WARRANTS. A minimum of 3,166,666 shares and a maximum of 6,333,333 shares of Common Stock could be issued upon conversion of the Preferred Shares, assuming that Waterton or the Waterton Affiliates purchase all of the remaining 13,000 Preferred Shares under their option. In addition, a maximum of 205,833 shares could be issued upon exercise of all of the Warrants if Waterton or the Waterton Affiliates purchase the remaining 140,833 Warrants under their option. The increase in volume of shares available for sale may have an adverse effect on the market price of the shares of Common Stock.

         POSSIBLE ADVERSE IMPACT ON POTENTIAL BIDS TO ACQUIRE SHARES DUE TO ISSUANCE OF PREFERRED OR COMMON STOCK. The Board of Directors of the Company has authority to issue up to 5,000,000 shares of preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. In addition, the Company has authorized 60,000,000 shares of Common Stock. Only 10,386,250 shares of Common Stock and 6,000 Preferred Shares are currently outstanding, and the Company has granted an option to Waterton to purchase an additional 13,000 Preferred Shares. The potential issuance of authorized and unissued Preferred Shares or Common Stock of the Company may result in special rights and privileges, including voting rights, to individuals designated by the Company and have the effect of delaying, deferring or preventing a change in control of the Company. As a result, such potential issuance may adversely affect the marketability and potential market price of the shares. The Company currently has no plans to issue additional shares of Preferred Stock or additional shares of Common Stock. See "Description of Capital Stock." However, if additional acquisition opportunities become available, Management may determine to issue and sell additional Common Stock or Preferred Shares at any time in the future.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

         This Prospectus covers a total of 6,539,166 shares of Common Stock issuable upon conversion of a total 19,000 Preferred Shares and exercise of 205,833 warrants. Of this amount, Yucaipa beneficially owns 6,000 Preferred Shares and a warrant for 65,000 shares. Waterton holds an option to purchase the remaining 13,000 Preferred Shares and warrants for 140,833 shares. Upon conversion of all of the 19,000 Preferred Shares and warrants for 205,833 shares issuable under the agreement with Waterton, Waterton and/or its affiliates would own 6,539,166 shares of Common Stock, constituting approximately 38.43% of the total outstanding shares of Common Stock.


                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. As of October 18, 1996, there were 10,386,250 shares of Common Stock outstanding and 6,000 Preferred Shares outstanding.

COMMON STOCK

         The holders of outstanding Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Company has no present intention of paying dividends on its Common Stock. Upon liquidation, dissolution or winding up of the Company, and subject to the priority of any outstanding Preferred Stock, the assets legally available for distribution to shareholders are distributable ratably among the holders of Common Stock at the time outstanding.

         No holder of shares of Common Stock has a preemptive right to subscribe to future issuances of securities by the Company. Accordingly, all holders of Common Stock will suffer dilution of their percentage interest in the Company upon future sales of Common Stock or securities convertible into Common Stock.

         Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders, other than with respect to the election of directors, for which cumulative voting is currently required under certain circumstances by applicable provisions of California law. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes among as many candidates as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. The Common Stock will be, when issued pursuant to the terms of this Prospectus, fully paid and nonassessable.

PREFERRED SHARES

         The Company is authorized to issue 5,000,000 shares of Preferred Stock. The Company's Board of Directors is authorized to issue the Preferred Stock in one or more Series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting each Series and the designation of such series. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting rights of the holders of Common Stock and could have certain anti-takeover effects.

         On August 30, 1996, the Company filed a Certificate of Determination in connection with the issuance of up to 19,000 Preferred Shares. Each Preferred Share has a right to dividends of $80.00 per share per year, payable quarterly in arrears, in cash or shares of Common Stock. Each Preferred Share has a liquidation preference of $1,000 per share. Each Preferred Share is convertible at the option of the holders, at any time commencing ninety days following the initial issuance of shares, and is automatically converted on August 30, 1999, into Common Stock, at a conversion price equal to a 17% discount from the average market price of the Common Stock for the five days preceding the conversion, provided that the maximum conversion price is $6.00 per share and the minimum conversion price is $3.00 per share.

         The holders of Preferred Shares currently have no voting rights except as required by law. However, the Company has agreed to seek approval from Nasdaq to issue a new class of Series B Preferred Shares, into which the Preferred Shares will automatically convert if Nasdaq approval is obtained. The Series B Preferred Shares will be identical to the Preferred Shares except for the right to vote on all matters which may be presented to the shareholders for a vote. The Company has requested Nasdaq to approve voting rights of each Series B Preferred Share equal to 109 shares of Common Stock based upon the purchase price of $1,000 per Series B Preferred Share and a market price of $9-1/8 per share of the Company's Common Stock on August 23, 1996.

TRANSFER AGENT

         U.S. Stock Transfer Corporation, Glendale, California is the transfer agent and registrar for the shares of Common Stock.

                              PLAN OF DISTRIBUTION

         The sale of the Selling Security Holder Shares may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Security Holder Shares, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Security Holder sells his, her or its Selling Security Holder Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Security Holder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Security Holder Shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Security Holder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

         The Selling Security Holders may effect transactions in their Selling Security Holder Shares by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase the Selling Security Holders' Securities as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

         The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby have been passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.

                                     EXPERTS

         The financial statements of Jerry's Famous Deli, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, as well as the balance sheet and statements of operations, equity and cash flows of Solley's Inc. for the year ended December 31, 1995, and of 172 Corp. for each of the two years in the period ended December 31, 1995, incorporated by reference herein and in the registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------


     NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ---------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................      2
ADDITIONAL INFORMATION ..................................................      2
PROSPECTUS SUMMARY ......................................................      3
RISK FACTORS ............................................................     10
USE OF PROCEEDS .........................................................     16
SELLING SECURITY HOLDERS ................................................     16
DESCRIPTION OF CAPITAL STOCK ............................................     16
PLAN OF DISTRIBUTION ....................................................     17
LEGAL MATTERS ...........................................................     18
EXPERTS .................................................................     18

                                 ---------------





--------------------------------------------------------------------------------


                        6,539,166 SHARES OF COMMON STOCK


                           JERRY'S FAMOUS DELI, INC.


                                   PROSPECTUS



                                 _________, 1996

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.


       Securities and Exchange Commission registration fee     $ 16,843
       Accounting fees and expenses ......................     $ 50,000
       Printing and engraving expenses ...................     $  5,000
       Transfer agent and registrar (fees and expenses) ..     $  2,000
       Blue Sky fees and expenses (including counsel fees)     $  2,000
       Other legal fees and legal expenses ...............     $ 30,000
       Miscellaneous expenses ............................     $  4,157
       Total .............................................     $110,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the registrant (the "Company"), as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

     The Company's Articles of Incorporation authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Company's Articles of Incorporation also authorize the Company to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Company has entered into indemnification agreements with its non-employee directors whereby the Company will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

     THE COMPANY HAS PURCHASED A DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICY INSURING DIRECTORS AND OFFICERS OF THE COMPANY.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS

   Exhibit
    Number                       Description
    ------                       -----------

3.1 Amended and Restated Articles of Incorporation of the Company, as amended, incorporated by reference to Report on Form 8-K concerning the purchase of Series A Preferred Stock by Yucaipa, as filed with the Securities and Exchange Commission on September 4, 1996 (the
         "Waterton Form 8-K").

3.2 Bylaws of the Company, incorporated by reference to Registration Statement on Form S-1 (Registration No. 33-94724) of the Company, declared effective by the Securities and Exchange Commission on October 20, 1995 (the "1995 Registration Statement").

4.1 Specimen Stock Certificate of the Company, incorporated by reference to the 1995 Registration Statement.

4.2 Common Stock Purchase Warrant Certificate, incorporated by reference to the Waterton Form 8-K.

4.3 Private Securities Subscription Agreement and Registration Rights Agreement, incorporated by reference to the Waterton Form 8-K.

4.4 Letter Agreements dated August 22, 1996 between the Company and Waterton Management, L.L.C., incorporated by reference to the Waterton Form 8-K.

4.5 Letter Agreement dated August 22, 1996 between The Starkman Family Trust and Waterton Management, L.L.C., incorporated by reference to the Waterton Form 8-K.

5.1      Opinion of Jeffer, Mangels, Butler & Marmaro

23.1     Consent of Coopers & Lybrand L.L.P.

23.2     Consent of Jeffer, Mangels, Butler & Marmaro (included in Exhibit 5.1)

24 Power of Attorney (incorporated by reference to page II-4 of the Registration Statement on Form S-3).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                   Statement:

                           (i)      To include any Prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 18th day of October, 1996.

                                   JERRY'S FAMOUS DELI, INC.

                                   By: /s/ ISAAC STARKMAN
                                       ------------------
                                       Isaac Starkman, Chief Executive Officer



                                 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Isaac Starkman his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature                      Capacity                                Date
---------                      --------                                ----
/s/ ISAAC STARKMAN         Director, Chief Executive Officer     October 18, 1996
------------------------   and Chairman of the Board
    Isaac Starkman

/s/ GUY STARKMAN           Director                              October 18, 1996
------------------------
    Guy Starkman



/s/ JASON STARKMAN         Director                              October 18, 1996
------------------------
    Jason Starkman



/s/ CHRISTINA STERLING     Chief Financial Officer (Principal    October 18, 1996
------------------------   Financial and Accounting
    Christina Sterling     Officer)





/s/ PAUL GRAY              Director                              October 18, 1996
------------------------
    Paul Gray




/s/ STANLEY SCHNEIDER      Director                              October 21, 1996
------------------------
    Stanley Schneider